Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rocky Brands, Inc.:

We have audited the consolidated financial statements of Rocky Brands, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, and the Company’s internal control over financial reporting as of December 31, 2009, and have issued our reports thereon dated March 2, 2010; the consolidated financial statements and reports are included elsewhere in this Form 10-K.  Our audits also included the consolidated financial statement schedule of the Company listed in the accompanying index at Item 15.  This consolidated financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, the consolidated financial statement schedule as of and for the years ended December 31, 2009, 2008 and 2007, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/Schneider Downs & Co., Inc.
Columbus, Ohio
March 2, 2010